Exhibit 10.11

EXECUTION VERSION

Confidential

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS  BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is made effective as of August 28, 2014 (the “Effective Date”), by and between Neos Therapeutics, Inc., a Delaware corporation (“Neos”), and Coating Place, Inc., a Wisconsin corporation (“CPI”). Neos and CPI are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein without definition shall have the meanings ascribed to such terms in Schedule A, attached hereto.

RECITALS

WHEREAS, CPI, Neos Therapeutics, LP (a Neos Affiliate) and Cornerstone BioPharma, Inc. (“Cornerstone”) entered into that certain Development and Manufacturing Agreement dated February 27, 2008 as amended and supplemented (the “Development and Manufacturing Agreement”) and that certain Quality Agreement effective September 13, 2013, with respect to the development, manufacturing, marketing and selling of Polistirex Hydrocodone/Chlorpheniramine suspension drug product that is the generic equivalent to the pharmaceutical product currently marketed under the brand “Tussionex” (“Generic Tussionex”);

WHEREAS, on or about the date hereof, Neos purchased Cornerstone’s ownership rights related to Generic Tussionex, including, without limitation, the ANDA Filing (the “Cornerstone Sale”);

WHEREAS, in connection with this Agreement, Neos and CPI entered into that certain letter agreement dated as of the date hereof (the “Letter Agreement”), pursuant to which, in general Neos purchased CPI’s rights under the Development and Manufacturing Agreement related to Generic Tussionex, all upon the terms and conditions set forth therein;

WHEREAS, pursuant to that certain Letter of Termination dated as of the date hereof, various agreements among and between Neos and/or its Affiliates, CPI and Cornerstone, as the case may be, including, without limitation, the Development and Manufacturing Agreement and Quality Agreement, were terminated by Neos and/or its Affiliates, Cornerstone and/or its Affiliates and CPI, as the case may be;

WHEREAS, Neos desires CPI to manufacture and supply to Neos, the products set forth on Schedule B, attached hereto (each a “Product” and collectively, the “Products”), upon the terms and conditions set forth herein; and

WHEREAS, Neos and CPI desire to protect the confidentiality of, maintain their respective rights in and prevent the unauthorized use and disclosure of their respective proprietary information, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.                                      Manufacture and Supply; Exclusivity.

1.1                               Manufacture and Supply. Subject to the terms and conditions of this Agreement, during the Term, CPI agrees to manufacture and supply to Neos (subject to the limitations in Section 4.1, below), and Neos agrees to purchase solely from CPI, all of Neos’s (and all of its Affiliates’) requirements for the Products (subject to Section 8.3) (“Neos Exclusivity Commitment”). During the Term, subject to Section 8.3, Neos shall purchase, at a minimum, the amount of Products per calendar year as set forth on Exhibit 1, attached hereto (the “Minimum Annual Purchase Requirement”). Neos shall use the Products purchased by it hereunder solely in connection with its manufacture and sale of Generic Tussionex. CPI shall not subcontract any of its obligations under this Agreement without obtaining Neos’s prior written consent. In the event Neos consents to one or more subcontractors and CPI appoints one or more subcontractors to perform obligations under the Agreement, CPI shall remain responsible to Neos for the proper performance of its obligations under the Agreement and any acts or omissions of the subcontractor shall be deemed acts or omissions of CPI hereunder.

1.2                               CPI Exclusivity Commitment. CPI shall not sell the Products to any other Person that is engaged in the production and/or sale of Generic Tussionex (the “CPI Exclusivity Commitment”); provided, however, that CPI may immediately terminate the CPI Exclusivity Commitment, and CPI shall be free to sell the Products to any other Person that is engaged in the production and/or sale of Generic Tussionex, upon the earliest of the following to occur: (a) the expiration or earlier termination of the Term of this Agreement; (b) Neos’s failure to achieve the Minimum Annual Purchase Requirement for any calendar year except where such failure is due to (i) inability of Neos to secure the required DEA quota, (ii) a Force Majeure event, or (iii) a Supply Failure, as defined in Section 8.3; (c) Neos is otherwise in material breach of this Agreement which is not cured within sixty (60) days of Neos’s receipt of written notice from CPI specifying such breach, (d) in the event that Neos is prohibited from manufacturing Generic Tussionex pursuant to sanctions administered by Federal and State Regulatory Authorities and such prohibition is reasonably expected to continue in effect for a period of time that exceeds six (6) months unless within thirty (30) days of the effective date of such prohibition, Neos purchases (and delivers payment to CPI for) a quantity of Products equal to (i) the minimum annual purchase volume listed in Exhibit 1 for the year containing such effective date (or if the period of prohibition is reasonably expected to continue into the following calendar year, then the weighted average of the minimum purchase volume for the year containing such effective date and the following year based on the months of prohibition in each year), divided by (ii) twelve (12), multiplied by (iii) the number of months of reasonably expected prohibition, or (e) in the event that Neos is prohibited from manufacturing Generic Tussionex pursuant to sanctions administered by Federal and State Regulatory Authorities and such prohibition is reasonably expected to continue in effect for a period of time that exceeds twelve (12) months. If CPI terminates its CPI Exclusivity Commitment or the Agreement, it will not enter into an exclusive supply arrangement for Product with another manufacturer of Generic Tussionex during the Term. In the event the CPI Exclusivity Commitment is terminated by CPI due to Neos’s failure to achieve the Minimum Annual Purchase Requirement in any calendar year in accordance with this Section 1.2 (which termination may be exercised by CPI by delivering of written notice to Neos within thirty (30) days of such calendar year end), Neos shall continue to be obligated to purchase from CPI pursuant to the prices and other terms set forth in this Agreement all Product it requires to manufacture Generic Tussionex during the Term, but not be subject to the Minimum Annual Purchase Requirement. Without limitation to the foregoing, during the Term and thereafter, CPI shall be free to sell the Products to any Person that is not engaged in the production and/or sale of Generic Tussionex.

2.                                      Term. This Agreement will commence upon the Effective Date and will continue in effect until the seventh anniversary of the Effective Date, unless earlier terminated as provided in Section 8.3, Section 14 or Section 25, below (the “Term”). Term may be extended by the Parties by mutual written agreement. No later than twenty-four months prior to the end of the Term, the Parties will enter into good faith discussions regarding whether to extend the Term. Either Party, in its sole discretion, may choose not to renew the Term.

3.                                      Specifications; Manufacturing Procedures.

3.1                               Specifications. CPI shall manufacture, produce and deliver the Products subject to the requirements set forth in the Quality Agreement and in accordance with the specifications for each Product set forth on Exhibit 3.1, including, any required testing protocols therein (as applicable, the “Specifications”), attached hereto, cGMP and all applicable Laws, and will perform the applicable Acceptance Tests on each lot of Product prior to delivery to Neos. In the event the Specifications are modified pursuant to the Supplemental Application (as defined in Section 9.2) or the DMF (defined in Section 9.2), the Specifications hereunder shall mean any such modifications to the Specifications for Products for Generic Tussionex.

3.2                               Manufacture of the Products. CPI shall test each lot of Product and certify that each lot of Products conforms with the requirements of Section 3.1, above. CPI shall retain all relevant records pertaining thereto as set forth in the Quality Agreement or as otherwise may be required by applicable Laws, including cGMP requirements.

3.3                               Materials. CPI shall source all bulk materials, active ingredients, excipients and other manufacturing and test materials needed in order to manufacture and release Products in accordance with this Agreement and the ANDA Filing. Where required by Federal and State Regulatory Authorities, CPI will provide Neos with specifications and information regarding such raw materials, including, but not limited to, the source of such raw materials and traceability certifications.

3.4                               Acceptance/Rejection of Lots.

3.4.1                     Neos shall have a period sixty (60) days following its receipt of samples for a Product lot from CPI to notify CPI in writing that the Product lot is accepted or fails to comply with the warranties set forth in Section 10.2.3, below (“Defective Product”) pursuant to initial testing (“Initial Testing”). Neos shall also provide an accompanying written report of analysis (including the Product sample and lot number from the lot analyzed) conducted in accordance with the testing protocols in the Specifications. If Product samples fail Initial Testing, Neos shall have up to an additional thirty (30) days to notify CPI in writing that the Product lot is accepted or rejected as Defective Product; provided, that notwithstanding such additional thirty (30) day time period, Neos must pay for such Product lot within the time frame provided in Section 5. If notice of acceptance is received by CPI or if no such notice of rejection of Defective Product is received by CPI, in accordance with the procedure and time frame described herein, Neos shall be deemed to have accepted such delivery of Product, subject to the detection of any latent defects as described in Section 3.4.2 below.

3.4.2                     If, after Neos’s initial acceptance or deemed acceptance of delivery of Product ordered by Neos, Neos determines that any such quantity of Product delivered hereunder is Defective Product, CPI will reasonably cooperate with any subsequent investigation Neos may conduct and will engage in good faith discussions with Neos to determine the cause of the defect. If the Parties determine that the defect could not have been reasonably determined by Neos’s release testing, or otherwise was caused by the negligence or intentional misconduct of CPI or its agent, then Neos may revoke its acceptance with respect to such quantity of Defective Product by providing written notice to CPI of such revocation. For clarity, the Parties agree that Neos will not apply any change in Specifications, unless mutually agreed by the Parties.

3.5                               Remedies for Rejection of a Lot.

3.5.1                     CPI shall cooperate in good faith to resolve the rejection of a lot. Neos shall promptly return to CPI samples of any rejected Product which samples will be collected in accordance with mutually agreeable sampling techniques. Within thirty (30) days from CPI’s receipt of notice of rejection, CPI shall notify Neos whether or not it accepts the basis for Neos’s rejection. If both CPI and Neos agree that the rejected Product lot is Defective Product, the rejection of such Product lot shall be accepted by CPI and CPI shall replace such Product at its expense (including paying the shipping costs for Neos to return the rejected Product to CPI). If CPI disagrees with Neos’s determination that certain quantities of Product delivered by CPI are Defective Product based on testing data generated to determine whether the Product meets Specifications pursuant to Section 3.4 above, each Party will retest. If after retesting Neos claims that certain quantities of Product delivered by CPI are Defective Product and CPI agrees with such conclusion based on the results of its retest, then CPI shall replace such Product at its expense. If Neos claims that such Product is defective but CPI claims that such Product is not defective based on the results of such retest, then Neos shall at its expense return such Product to CPI and Neos will only be responsible for one-half the cost of such Defective Product. If Neos has already paid CPI for such Defective Product, CPI shall give Neos a credit against future amounts owed by Neos in the amount of one-half of the cost of such Defective Product.

3.6                               Quality Agreement. In connection with entering into this Agreement, the Parties shall execute and deliver the Quality Agreement dated as of the date hereof, in the form of Exhibit 3.6, attached hereto (the “Quality Agreement”).

3.7                               Regulatory Compliance.

3.7.1                     Permits and Approvals. During the Term, the Parties will use commercially reasonable efforts to maintain any licenses, permits and approvals necessary for the manufacture of the Product or Generic Tussionex in such party’s facility. Each Party will promptly notify the other Party if it receives notice that any such license, permit, or approval is or may be revoked or suspended and, in its opinion, such revocation or suspension will adversely impact the Product, ordering of Product or the affected Party’s ability to meet its obligations herein.

3.7.2                     Inspections by Regulatory Agencies. Each Party will promptly notify the other Party if any regulatory agency inspects its facility and such inspection is related to the manufacture and supply of the Product or manufacture of Generic Tussionex. Each Party will allow representatives of any regulatory agency to inspect the relevant parts of its facility where any activities conducted hereunder with respect to the manufacture and supply of Product or manufacture of Generic Tussionex are carried out and to inspect any documentation, reports and batch records to verify compliance with cGMP and other practices or regulations and will promptly notify the other Party of the scheduling of any such inspection. Each Party will promptly send to the other Party a copy of any 483 observations, warning letters, or consent decrees received by such Party in connection with an inspection by a regulatory agency that is related to the manufacture and supply of the Product or manufacture of Generic Tussionex. To the extent such 483 observation, warning letter or consent decree to one Party directly impacts its ability to supply Product (in the case of CPI) or manufacture Generic Tussionex (in the case of Neos), the affected Party will notify the other Party and allow such Party to participate, to the extent practicable, in a proposed response. After the filing of a response with any regulatory agency, the responding party will notify the other Party of any further written contacts with such regulatory agency relating to the subject matter of the response.

4.                                      Forecasts; Purchase Orders.

4.1                               Forecasts. Neos shall deliver to CPI a twenty-four (24) month forecast (the “Forecast”) for each Product on a quarterly basis during the Term. The portion of the Forecast delivered by the 1st of October each year relating to the next calendar year will serve as the annual forecast for the upcoming year (“Annual Forecast”), which Annual Forecast shall (i) be consistent with the Minimum Annual Purchase Requirement, and (ii) include forecasted months of delivery for each Product. The Forecast will be updated by Neos quarterly on a rolling 24-month basis. The first calendar quarter commencing on or after the ninetieth (90th) days after the updated Forecast is delivered will become a binding purchase commitment of Neos with respect to each Product set forth therein, and the subsequent quarters shall be non-binding. Neos shall be obligated to order the Products subject to such binding commitment, and upon receipt of a Purchase Order for such products pursuant to Section 4.2, CPI shall be obligated to deliver such Products to Neos. CPI shall not be obligated to manufacture or deliver any Products other than those subject to a binding purchase commitment by Neos. To the extent that the binding first quarter of any Forecast exceeds the forecast for that quarter in the previous Forecast by greater than 125% (“Additional Product”), CPI will use commercially reasonable efforts, but shall not be obligated, to supply such Additional Product by the requested delivery date or within a reasonable period of time thereafter. In the event the quantity of actual Product ordered in a calendar year exceeds the Annual Forecast by greater than one hundred twenty five percent (125%) (“Annual Additional Product”) , CPI may pass-through to Neos any price increase on a per unit basis in the active ingredients greater than twenty percent (20%) of the price paid on a per unit basis by CPI for such active ingredient purchased for the Annual Forecast, provided that CPI provides appropriate supporting documentation including the purchase orders for both the Annual Forecast and the Annual Additional Product. The initial Annual Forecast and Forecast provided by Neos in connection with this Agreement is set forth on Exhibit 4.1, attached hereto.

4.2                               Purchase Orders.

4.2.1                     Products will be ordered by Neos by the issuance of separate, pre-numbered written purchase orders placed by electronic mail or by any other method agreed upon by the Parties (each a “Purchase Order”), which upon acceptance by CPI (without limitation to the binding nature of the firm calendar quarter set forth in Section 4.1, above), shall constitute a binding obligation of CPI to ship the Products specified therein. Within five (5) business days after CPI’s receipt of a particular Purchase Order placed by Neos, CPI will either acknowledge and accept in writing the receipt of such Purchase Order by providing a written confirmation to Neos

(a “Confirmation”), or reject such Purchase Order. If no such Confirmation is received within such 5-day period, then CPI will be deemed to have rejected such Purchase Order, except to the extent such Purchase Order is for Products for which Neos has a binding purchase commitment, which portion of such Purchase Order will be binding on CPI and deemed to have been confirmed by CPI (subject to the limitations set forth in Section 4.1 above regarding quantities in excess of the Forecast). All Purchase Orders Confirmed (or deemed to have been confirmed) by CPI are binding on both Parties and may not be cancelled except as set forth in Section 4.2.2 hereof. Purchase Orders shall state quantities, shipping dates and shipping instructions for all Products and any other information as CPI may from time to time reasonably request. All sales of Products by CPI to Neos will be subject to the provisions of this Agreement. No provision of any Purchase Order shall alter or add to any of the terms or conditions of this Agreement, and in the event of any inconsistency, the terms of this Agreement shall govern, unless the Parties expressly agree to such additional or replacement terms or conditions in a writing other than the Purchase Order.

4.2.2                     Purchase Orders shall be submitted by Neos at least thirty (30) days prior to the shipment date specified. With respect to any Purchase Order not submitted at least thirty (30) days prior to the requested delivery dates, CPI will use commercially reasonable efforts to ship Products pursuant to such Purchase Order by the requested date of delivery.

5.                                      Purchase Price; Payment Terms. CPI shall sell the Products to Neos at the prices set forth on Exhibit 5, attached hereto (the “Prices”), which Price may be subject to ratchet as set forth in Exhibit 5 or as otherwise set forth in Section 4.1 above. CPI shall submit invoices for Products to Neos upon shipment of such Products. Sales, use, value added and other taxes applicable to sales of Products to Neos shall be the sole responsibility of Neos and shall, if required by applicable Law, be added to CPI’s invoice to Neos and paid by Neos together with the balance otherwise due thereon, or if such taxes are required to be paid by CPI, shall be reimbursed by Neos to CPI promptly on invoice therefor. Invoices shall be paid by Neos in U.S. dollars, in full (other than any portion of such Invoice that is disputed in good faith on a basis other than an allegation that there was Defective Product) within sixty (60) days after the date of invoice. Any undisputed amounts that remain outstanding after such sixty (60) day period will be subject to interest at one and one-half percent (1.5%) per month. If Neos fails to pay any invoice when due, CPI may suspend deliveries of all Products to Neos until all past due payments have been made by Neos to CPI. Notwithstanding the foregoing, CPI shall not suspend the delivery of Products to the extent that Neos’ refusal to pay is the result of a good faith dispute between the Parties concerning the amounts owed that is not based on an allegation that there was Defective Product. For the avoidance of doubt, if CPI suspends deliveries in accordance with this Section 5, Neos acknowledges and agrees that it shall have no claim against CPI for damage or loss resulting from such suspension, including loss of profit or business opportunity, indirect, incidental or consequential damages.

6.                                      Shipment and Risk of Loss. CPI will ship all Products F.O.B. CPI’s manufacturing facility located in Verona, Wisconsin to the delivery destination specified in the applicable Purchase Order or as otherwise instructed by Neos, and all shipments will be in accordance with the shipping instructions of Neos, including by a common carrier specified by Neos. CPI will deliver Products in accordance with the delivery schedule set forth in each Purchase Order (subject to Section 4.2.2). Title to and risk of damage or loss shall pass to Neos upon delivery to an agent of Neos or a common carrier at such manufacturing facility, and Neos shall be solely responsible for all costs (including insurance) relating to the delivery of Products purchased hereunder from such delivery point.

7.                                      Intentionally Omitted.

8.                                      Supply Shortage.

8.1                               Anticipated Delay or Shortfall. CPI shall promptly notify Neos in writing if it believes that there is likely to be a delay in the delivery date(s), and/or a shortage of Product, with respect to any Purchase Order subject to a Confirmation or deemed confirmation under Section 4.2.1. Such notice shall include the reasons for such delay and/or anticipated shortage, and the proposed new schedule for delivery of the Product and/or the remaining portion of Product for the applicable Purchase Order. Nothing under this Section 8.1 shall excuse CPI or Neos from their obligations under this Agreement. In the event of any anticipated shortage of Product while the CPI Exclusivity

Commitment is in effect, CPI shall first allocate all amounts of Products to meet Neos’s requirements before filling any third party orders.

8.2                               Shortfalls in Supply. CPI will use best efforts to cure any shortage of supply to satisfy binding purchase commitments by Neos as soon as possible. The Parties will meet promptly and discuss in good faith commercially reasonable actions to remedy and cure such shortage of supply to satisfy binding purchase commitments by Neos, which may include the preparation of a plan by CPI to address any deficiencies or cause(s) of such shortfall. CPI shall provide a draft of the plan to Neos for review and agreement, and will consider in good faith all reasonable comments from Neos. CPI will provide reasonable periodic written status updates on their progress towards remedy and cure of such shortfalls.

8.3                               Supply Failure. In the event of a Supply Failure, (a) Neos may terminate the Neos Exclusivity Commitment under Section 1.1 immediately upon written notice to CPI, (b) Neos shall be excused from its Minimum Annual Purchase Requirements for the remainder of the Term, and (c) Neos shall have the right to terminate this Agreement upon written notice to CPI. A “Supply Failure” shall mean, CPI’s failure to deliver to Neos on a timely basis either (i) at least seventy-five percent (75%) of the Product ordered by Neos during any quarter, provided that a “Supply Failure” shall not occur if CPI delivers the shortfall to Neos in the following quarter in addition to any other Product ordered by Neos during such following quarter pursuant to Purchase Orders Confirmed (or deemed to have been confirmed) by CPI under Section 4.2.1, or (ii) at least eighty-five percent (85%) of the Product ordered by Neos in any two quarters within a four quarter period. Notwithstanding the foregoing, CPI’s failure to deliver to Neos on a timely basis Additional Product shall not constitute a Supply Failure.

9.                                      ANDA Filing; DMF; Supplemental Application.

9.1                               CMC Section; Regulatory Consultant. The Parties acknowledge that Neos owns the ANDA Filing, including, without limitation, the CMC Section thereof. Notwithstanding the foregoing, Neos acknowledges and agrees that the CMC Section relating to CPI’s Product manufacturing is proprietary Confidential Information of CPI. Neos hereby represents, warrants and covenants to CPI that neither Neos nor any of its Affiliates, have accessed, or shall access, the unredacted portion of the CMC Section containing CPI’s RC Confidential Information. Without limitation to any of CPI’s rights, or Neos’s obligations, hereunder, the Parties acknowledge and agree that CPI authorized the prior disclosure by Cornerstone to the Regulatory Consultant (as defined below) in connection with the Regulatory Consultant’s review of the CPI RC Confidential Information in connection with the Cornerstone Sale, which disclosure was subject to that certain ANDA Audit Services Agreement dated June 2, 2014, between Neos and Live Oak Pharmaceutical Consulting, Inc. (“Live Oak”), and shall also be protected pursuant to that certain Confidentiality Agreement dated July 29, 2014, between CPI and Live Oak. The Parties agree that a third party regulatory consultant (“Regulatory Consultant”), mutually agreeable to the parties, will be retained by Neos at Neos’ expense and only the Regulatory Consultant shall have access to the unredacted ANDA Filing, including, without limitation, that portion of the CMC section of the ANDA that includes CPI’s proprietary information regarding Drug Resin Complex (together, “CPI’s RC Confidential Information”), and shall be responsible for certain obligations on behalf of Neos as further described herein and in the Quality Agreement. The initial Regulatory Consultant shall be Live Oak. Neos may replace the Regulatory Consultant only with the prior written consent of CPI, which consent shall not be unreasonably withheld. Any new Regulatory Consultant shall execute a confidentiality agreement in a form acceptable to CPI prior to performing any duties related to this Agreement or the Quality Agreement or otherwise receiving any CPI RC Confidential Information.

9.2                               Parties’ Agreement on New Specifications; DMF; Supplemental Application.

9.2.1                     CPI and Neos shall consult with each other in good faith regarding the possibility of updating the liquid suspension and resin complex specifications for Generic Tussionex manufactured by Neos with the mutual goal of having mutual written agreement on the modified specifications (or a decision by Neos not to update the specifications).

9.2.2                     CPI shall be responsible for preparing and filing the DMF for the Products and agrees to use its best efforts to prepare and file the DMF with the FDA and to issue a letter to the FDA granting Neos’

reference authorization to the DMF. Except as otherwise provided in this Section 9.2.2, CPI shall pay the application costs for the DMF for each of the two Products. CPI shall notify Neos in writing promptly following the filing of the DMF. Notwithstanding the foregoing, in the event that CPI and Neos mutually agree in writing to modify the specifications for one or both of the Product(s) pursuant to Section 9.2.1, Neos shall bear the costs of the FDA fees associated with updating the DMF in an amount not to exceed Sixty One Thousand Dollars (US$61,000) or as otherwise agreed by the Parties in writing, and all of the fees of the Regulatory Consultant until the DMF is approved as the ANDA reference.

9.2.3                     In support of CPI filing a DMF for the Products, Neos shall promptly and timely file a supplemental application to the ANDA Filing with the FDA (the “Supplemental Application”); provided, that, the portion of the Supplemental Application relating to the Product(s) specifications must first be approved by CPI in writing, which approval will not be unreasonably withheld or delayed as long as Neos provides CPI with all relevant information in connection with the Supplemental Application. Neos shall bear all costs and expenses related to the Supplemental Application.

9.3                               Survival. The obligations set forth in Section 9.1 shall survive the expiration or termination of this Agreement.

10.                               Representations, Warranties and Covenants

10.1                        Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

10.1.1              This Agreement and the Quality Agreement have been duly authorized by all necessary corporate action, have been duly executed and delivered, and are legal and valid obligations binding upon such Party and enforceable in accordance with their terms. Such Party has the full power and authority to enter into this Agreement and the Quality Agreement and to carry out the obligations contemplated hereby and thereby.

10.1.2              Delivery and performance of this Agreement and the Quality Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, and does not violate any Laws of any court having jurisdiction over it.

10.1.3              It is duly organized, validly existing and in good standing under the laws of the state or country in which it is organized.

10.2                        CPI’s Representations, Warranties and Covenants. CPI represents and warrants to Neos the matters set forth in Section 10.2.1 as of the Effective Date, and covenants the matters set forth in Section 10.2.2 at all times during the Term (except as otherwise provided below), as follows:

10.2.1              Representations and Warranties.

(a)                                 CPI has the right to practice the CPI IP in order to manufacture and supply Products hereunder. CPI has no actual knowledge that the technology represented by the practice of the CPI IP, as applied to the Products, infringes any third party intellectual property rights. CPI has not received any written communication from a third party claiming that intellectual property rights owned or controlled by such third party would be misappropriated or infringed by the use of the technology represented by the practice of the CPI IP. CPI has not been served with any interference action or litigation with respect to the technology represented by the practice of the CPI IP, and CPI has not received any written communication that expressly threatens interference actions or other litigation before any patent office, court, or any other governmental entity in any jurisdiction in regard to any of the technology represented by the practice of the CPI IP. CPI is not aware of any patent or any other third party intellectual property right that would be infringed by CPI in the exercise or practice of this Agreement or the Quality Agreement.

(b)                                 CPI personnel have all training, licenses, approvals, certifications, facilities, equipment and information necessary for safely and properly performing CPI’s obligations hereunder.

(c)                                  Neither CPI nor, to the knowledge of CPI, any of its officers, employees, or consultants has been convicted of an offense under (a) either a federal or state law that is cited in 21 U.S.C. § 335a as a ground for debarment, denial of approval, or suspension, or (b) any other Law cited in any comparable regulatory act as a ground for debarment, denial of approval or suspension.

(d)                                 CPI, to its knowledge, is in material compliance with applicable Laws with respect to its manufacturing of the Products.

10.2.2              Covenants

(a)                                 During the Term, CPI will use commercially reasonable efforts to maintain the right to practice the CPI IP in order to manufacture and supply Products hereunder.

(b)                                 During the Term, CPI shall take commercially reasonable measures to ensure that all training, licenses, approvals, certifications, facilities, equipment and information necessary for safely and properly performing CPI’s obligations hereunder is maintained.

(c)                                  All Products sold to Neos pursuant to this Agreement shall, at the time of delivery: (a) be manufactured in accordance with and conform with the Specifications, cGMP, the Quality Agreement, the ANDA filing and all applicable Laws; (b) be free and clear of any and all encumbrances, liens, or other third party claims; (c) not be adulterated or misbranded within the meaning of the FD&C Act; and (d) not be articles that, under the provisions of the FD&C Act, may not be introduced into interstate commerce.

(d)                                 During the Term, CPI will not use, in any capacity associated with or related to the supply of the Products, the services of any Persons who have been debarred or who are currently under investigation for possible debarment under 21 U.S.C. § 335a(a) or any comparable Law.

(e)                                  During the Term, CPI will use reasonable business practices to monitor its CPI IP and will not, in the course of performing the manufacturing obligations hereunder, intentionally and knowingly infringe or misappropriate any intellectual property of any other person.

(f)                                   During the Term, CPI will not enter into any agreement or arrangement with any other entity that would prevent CPI’s ability to perform its obligations hereunder.

(g)                                  During the Term, CPI will use commercially reasonable efforts to manufacture the Product in compliance with all applicable Laws; provided, that (i) for purposes of this Section 10.2.2(h), as long as CPI supplies the Minimum Annual Purchase Requirement in accordance with the terms of this Agreement, commercially reasonable efforts shall be considered met, and

(ii) the total liability of CPI under this Agreement with respect to a breach of this Section 10.2.2(h) shall not exceed Three Million Two Hundred Fifty Thousand (US$3,250,000).

10.3                        Neos Representations, Warranties and Covenants. Neos represents and warrants to CPI the matters set forth in Section 10.3.1 as of the Effective Date, and covenants the matters set forth in Section 10.3.2 at all times during the Term (except as otherwise provided below), as follows:

10.3.1              Representations and Warranties.

(a)                                 Neos has the right to practice the Neos IP in order to manufacture and supply Generic Tussionex hereunder. Neos has no actual knowledge that the technology represented by the practice of the Neos IP, as applied to the Generic Tussionex, infringes any third party intellectual property rights. Neos has not received any written communication from a third party claiming that intellectual property rights owned or controlled by such third party would be misappropriated or infringed by the use of the technology represented by the practice of the Neos IP. Neos has not been served with any interference action or litigation with respect to the technology represented by the practice of the Neos IP, and Neos has not received any written communication that expressly threatens interference actions or other litigation before any patent office, court, or any other governmental entity in any jurisdiction in regard to any of the technology represented by the practice of the Neos IP. Neos is not aware of any patent or any other third party intellectual property right that would be infringed by Neos in the exercise or practice of this Agreement or the Quality Agreement or the manufacturing of the Generic Tussionex.

(b)                                 Neos personnel have all training, licenses, approvals, certifications, facilities, equipment and information necessary for safely and properly performing Neos obligations hereunder.

(c)                                  Neither Neos nor, to the knowledge of Neos, any of its officers, employees, or consultants has been convicted of an offense under (a) either a federal or state law that is cited in 21 U.S.C. § 335a as a ground for debarment, denial of approval, or suspension, or (b) any other Law cited in any comparable regulatory act as a ground for debarment, denial of approval or suspension.

(d)                                 Neos, to its knowledge, is in material compliance with applicable Laws with respect to its manufacturing of Generic Tussionex.

10.3.2              Covenants

(a)                                 During the Term, Neos will use commercially reasonable efforts to maintain the right to practice the Neos IP in order to manufacture and supply Generic Tussionex.

(b)                                 During the Term, Neos shall take commercially reasonable measures to ensure that all training, licenses, approvals, certifications, facilities, equipment and information necessary for safely and properly manufacturing Generic Tussionex are properly maintained.

(c)                                  During the Term, Neos will not use, in any capacity associated with or related to the manufacturing and sale of Generic Tussionex, the services of any Persons who have been debarred or who are currently under investigation for possible debarment under 21 U.S.C. § 335a(a) or any comparable Law.

(d)                                 During the Term, Neos will use reasonable business practices to monitor its Neos IP and will not, in the course of manufacturing and selling Generic Tussionex, intentionally and knowingly infringe or misappropriate any intellectual property of any other person.

(e)                                  During the Term, Neos will not enter into any agreement or arrangement with any other entity that would prevent Neos’s ability to perform its obligations hereunder.

(f)                                   During the Term, Neos will use commercially reasonable efforts to manufacture Generic Tussionex in compliance with all applicable Laws;

(g)                                  During the Term, Neos will use commercially reasonable efforts to sell Generic Tussionex; provided, that (i) for purposes of this Section 10.3.2(g), as long as Neos purchases the Minimum Annual Purchase Requirement, commercially reasonable efforts shall be considered met, and (ii) the total liability of Neos under this Agreement with respect to a breach of this Section 10.3.2(g) shall not exceed Three Million Two Hundred Fifty Thousand (US$3,250,000).

Except as specifically set forth in this Agreement, EACH PARTY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES, STATUTORY OR OTHERWISE, CONCERNING THE PRODUCTS MANUFACTURED BY CPI OR NEOS IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE REGARDING THE PRODUCTS MANUFACTURED BY CPI HEREUNDER.

11.                               Intellectual Property.

11.1                        Existing Inventions and Know-How. Ownership of existing inventions and know-how of any Party and future inventions and know-how of any Party made outside the scope of this Agreement shall remain the sole property of such Party, subject to any licenses required to be granted hereunder. CPI acknowledges and agrees that (i) it has no ownership rights in or to the Neos IP, (ii) the Neos IP as practiced by Neos in connection with the manufacture of Generic Tussionex or any other products in the manner known by CPI, has not and does not infringe any rights of CPI or any of its Affiliates and (iii) except for permitted uses pursuant to and in compliance with any prior written agreements between the Parties in effect as of the time of such permitted use, warrants that it has never infringed on Neos’s rights in the Neos IP. Neos acknowledges and agrees that (i) it has no ownership rights in or to the CPI IP, (ii) the CPI IP as practiced by CPI in connection with the manufacture of the Products or any other products in the manner known by Neos, has not and does not infringe any rights of Neos or any of its Affiliates and (iii) except for permitted uses pursuant to and in compliance with any prior written agreements between the Parties in effect as of the time of such permitted use, Neos warrants that it has never infringed on CPI’s rights in the CPI IP.

11.2                        Inventions and Know-How Developed Under this Agreement. Without limitation to Section 11.1, above, any and all inventions (including all results and know-how), whether or not patentable, that are conceived, reduced to practice or otherwise developed within the scope of this Agreement solely by a single Party’s officers, employees, contractors and/or agents shall be owned solely by such Party along with all related intellectual property rights, subject to any licenses required to be granted hereunder.

11.3                        Inventions and Know-How Developed Jointly Under this Agreement. Any other invention, whether patentable or not, that is jointly conceived, reduced to practice, or otherwise developed by officers, employees, contractors and/or agents of both Parties under the scope of, and directly related to, this Agreement, and CPI and Neos mutually agree in writing that such invention is a Joint Invention hereunder, such invention (including all results and know-how) (a “Joint Invention”) shall be owned jointly by the Parties along with all related intellectual property rights therein.

11.4        Joint Invention Rights. Patent applications on any Joint Invention may be filed only if the Parties agree to file jointly on it. If the Parties agree to file for and obtain patents on a Joint Invention, all expenses incurred therein shall be shared equally, except that the employer of each inventor, if applicable, will pay the inventor’s compensation. If a patent is obtained on a Joint Invention, no such joint Party shall transfer its interest in such patent to a third party unless the other joint Party agrees in writing to do so. Notwithstanding the foregoing, the Parties shall be entitled to transfer their respective rights in accordance with Section 19, below.

11.5        License of CPI Registered IP. Subject to the terms of this Agreement, during the Term of this Agreement, CPI hereby grants to Neos, and Neos hereby accepts, a non-exclusive, royalty free, fully paid-up license (with the right to sublicense solely for the purpose of selling and commercializing Generic Tussionex, and for the avoidance of doubt, not for the purpose of producing or manufacturing Generic Tussionex) under the CPI Registered IP (a) for performance of Neos’s rights and obligations under this Agreement related to Generic Tussionex in the Territory, and (b) to use, make, offer for sale, sell and otherwise commercialize the Generic Tussionex in the Territory; provided, that no Competitor may be a sublicensee. Any additional patent applications that are divisional or continuations of CPI Registered IP that have valid claims relating to Generic Tussionex or any additional patent applications that are filed by CPI that have valid claims covering Generic Tussionex will also be included within this license. Neos hereby agrees to include a reference to the CPI Registered IP on Generic Tussionex packaged and sold by Neos in the Territory that contains Product supplied by CPI hereunder. Other than the foregoing, no other rights in or to any CPI IP is granted or implied hereby.

11.6        License of Neos IP. Subject to the terms of this Agreement, during the Term of this Agreement, Neos hereby grants to CPI, and CPI hereby accepts, a non-exclusive, royalty free, fully paid-up license under the NEOS IP and any patent applications that are filed by Neos that have valid claims covering Generic Tussionex, this license being limited to activities in performance of CPI’s rights and obligations under this Agreement related to Generic Tussionex in the Territory.

11.7        Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by any Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq. (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. Each Party further agrees that, in the event that any proceeding shall be instituted by or against it seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of composition or it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or it shall take any action to authorize any of the foregoing actions, the other Party as licensee shall have the right to retain and enforce their rights and license under this Agreement and shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

12           Confidential Information.

12.1        General. Each Party (the “Receiving Party”) shall keep confidential any information previously, currently or subsequently disclosed in writing, orally, visually or in any other manner by the other Party (the “Providing Party”) or otherwise made available to the Receiving Party which the Providing Party considers to be and treats as proprietary or confidential, including, without limitation, all information disclosed or otherwise made available to the Receiving Party in accordance with the Quality Agreement (“Confidential Information”). For purposes of clarification, even though CPI’s RC Confidential Information is not intended to be shared with Neos hereunder, it is still protected as “Confidential Information” under this Section 12 in the event such information is shared in violation of this Agreement or otherwise. Confidential Information (other than CPI’s RC Confidential Information, to which such exclusions do not apply) shall not include information: (a) which is or becomes generally available to the public other than as a result of disclosure thereof by the Receiving Party; (b) which is lawfully received by the Receiving Party on a non-confidential basis from a third party that is not itself under any obligation of confidentiality or nondisclosure to the Providing Party or any other Person with respect to such information; (c) which by contemporaneous written evidence can be shown by the Receiving Party to have been independently developed by or for the Receiving Party without use of or access to the Confidential Information of the Providing Party; or (d) which the Receiving Party establishes by competent proof was in its possession at the time of disclosure by the Providing Party and was not acquired, directly or indirectly from the Providing Party. Notwithstanding the foregoing, for purposes of clarification, any information disclosed by the Providing Party to the Receiving Party prior to the Effective Date shall constitute Confidential Information of the Providing Party despite the fact that such information was shared prior to the Effective Date. All Confidential Information, and copies thereof, shall remain the sole property of the Providing Party, and no license or other right to use the Confidential Information is granted or implied hereby.

12.2        Scope of Use. The Receiving Party shall not use any portion of the Confidential Information outside the scope of this Agreement.

12.3        Restrictions on Use. The Receiving Party shall not directly or indirectly disclose, display, provide, transfer or otherwise make available all or any part of the Confidential Information to any Person at any time, unless the Receiving Party has received prior written permission from the Providing Party. The Receiving Party shall only provide access to the Confidential Information (excluding CPI RC Confidential Information) of the Providing Party to its and its Affiliate’s, directors, officers, employees, consultants, contractors, and attorneys solely for the purposes set forth in this Agreement and the Quality Agreement (collectively, “Representatives”) who have a need to know such information and who are bound by obligations of confidentiality at least as restrictive as those contained in this Section 12,; provided, that the Receiving Party shall be responsible for indemnifying the Providing Party against any Losses (as defined in Section 15.1) of the Providing Party arising out of the Representatives’ violation of the confidentiality obligations described, above. The Receiving Party shall not at any time incorporate all or any portion of the Confidential Information into any other work, presentation or product. Notwithstanding anything contained in this Section 12.3 to the contrary, during the Term, Neos shall have the right and, as required by Section 11.2, above, the obligation to include a reference to the CPI Registered IP on the Generic Tussionex packaging sold by Neos in the Territory for Generic Tussionex that contains Product supplied by CPI hereunder.

12.4        Return of Information. At any time upon written request by the Providing Party, or upon written request by the Providing Party following the termination or expiration of this Agreement, the Receiving Party shall return to the Providing Party all copies of the Confidential Information and all notes, memoranda or analysis relating thereto, and, to the extent legally permitted, delete or destroy all notes, documents, and to the extent reasonably practicable, electronic mail or other computer storage, which contain any Confidential Information and certify to the same within thirty (30) days after such written request from the Providing Party; provided, however, the Receiving Party may retain one (1) copy of Confidential Information (other than CPI’s RC Confidential Information, which may not be retained by Neos, any Affiliates of Neos, or Neos’s Regulatory Consultant) in a secure location for compliance purposes; and provided, further, that the Receiving Party shall not be required to erase any computer records or files containing Confidential Information that have been created pursuant to standard archiving or backup procedures, if applicable, if the Receiving Party continues to maintain the confidentiality of, and does not use for any purpose, such archived or backed-up information in accordance with the confidentiality and non-use restrictions hereunder.

12.5        Permitted Disclosures. Receiving Party may disclose Confidential Information (other than CPI’s RC Confidential Information) disclosed to it by the Providing Party to the extent that such disclosure by the Receiving Party is:

12.5.1     legally compelled by a valid order of a court of competent jurisdiction or governmental authority of competent jurisdiction; provided that the Receiving Party will provide the Providing Party with prompt notice so that the Providing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Providing Party waives compliance in writing with the provisions of this Agreement, the Receiving Party or its representatives will furnish only that portion of the Confidential Information that is legally required to be disclosed (by judicial or similar process that would subject the

Receiving Party or its representatives to contempt or similar penalty for failure to disclose) and will exercise the Receiving Party’s or its representatives’ best efforts to obtain reliable assurance that confidential treatment will be afforded to the Confidential Information;

12.5.2     made by the Receiving Party to any applicable Federal and State Regulatory Authority as required to file for, obtain and/or maintain regulatory approval for Generic Tussionex; provided, that the Receiving Party will provide the Providing Party with prompt notice so that the Providing Party may seek to protect its rights in the matter as necessary; and

12.5.3     made by the Receiving Party to a court or arbitrator as necessary to establish or enforce its rights against the Providing Party under this Agreement; and

12.5.4     made by the Receiving Party or its Representatives to a Third Party in connection with (a) the conduct of the Receiving Party’s business, or (b) the exercise of the Receiving Party’s rights as contemplated by this Agreement; provided, however, that such Third Party shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information that are at least as restrictive as those contained in this Section 12, with the Providing Party being an express third party beneficiary of such obligations; provided, that the Receiving Party shall be responsible for indemnifying the Providing Party against any Losses (as defined in Section 15.1) of the Providing Party arising out of the Representatives’ violation of the confidentiality obligations described, above.

12.6        Absolute Restrictions on CPI’s RC Confidential Information. Notwithstanding the foregoing permitted disclosures set forth in Section 12.5 above, or in other Sections of this Agreement, (a) (i) if Neos obtains CPI’s RC Confidential Information despite the restrictions and prohibitions set forth in this Agreement, Neos shall not disclose, and (ii) Neos shall use commercially reasonable efforts to ensure that Regulatory Consultant shall not disclose, CPI’s RC Confidential Information to any third party without the prior written consent of CPI, and (b) (i) if Neos obtains CPI’s RC Confidential Information despite the restrictions and prohibitions set forth in this Agreement, neither Neos nor its Affiliates shall use CPI’s RC Confidential Information in any manner, and (ii) Neos shall use commercially reasonable efforts to ensure that the Regulatory Consultant will use CPI RC Confidential Information solely in connection with the DMF filing and Supplemental Application. The Parties agree that Neos may direct the Regulatory Consultant to disclose CPI’s RC Confidential Information if legally compelled by a valid and binding order of a court of competent jurisdiction or governmental authority having the right to require such disclosure, provided that Neos exercises best efforts to allow CPI to appeal and reverse such order and also to obtain reliable assurance that confidential treatment will be afforded to such CPI’s RC Confidential Information.

12.7        Prior CDA. The Parties are parties to that certain Initial Suspension Technology Confidentiality Agreement dated May 16, 2011 (the “Prior CDA”). As of the Effective Date of this Agreement, the Prior CDA is hereby terminated in its entirety and all Confidential Information (as defined in the Prior CDA) disclosed by Neos to CPI pursuant to the Prior CDA shall constitute Neos Confidential Information under this Agreement.

12.8        Responsibility for Breach by Representatives. The Receiving Party shall be responsible for any breach of this Agreement by its representatives.

12.9        Survival. The confidentiality and nondisclosure obligations of this Section 12 shall survive the expiration or termination of this Agreement.

13.          Recall. The Parties recognize that recalls may be necessary as a result of either the action or inaction of one of the Parties. Neos shall have sole responsibility to effect any recall; provided, however, that the Party discovering such action or inaction shall promptly notify the other Party, and CPI shall reasonably cooperate with Neos in the handling and disposition of such recall. CPI shall be responsible for the pro-rata portion of the costs of a recall to the extent, on a comparative fault basis, that the recall is reasonably demonstrated by supporting data to result from CPI’s negligence or willful misconduct, and/or the breach of CPI’s warranties or obligations under this Agreement. Neos will be responsible for all other costs of a recall. For purposes of clarification, each Party shall be responsible for all costs of a recall if such recall is reasonably demonstrated by supporting data to be due solely to its negligence or willful misconduct, and/or breach of its warranties or obligations under this Agreement, without the other Party, on a comparative fault basis, having any responsibility for the recall. Neos agrees to perform all Product recall and post-recall activities (including recall effectiveness checks) and inform the applicable Federal and State Regulatory Authorities regarding such activities as required by applicable Law.

14.          Termination.

14.1        Termination. This Agreement may be terminated by either Party with respect to the other Party hereto if: (a) such other Party hereto applies for or consents to the appointment of a custodian, receiver, trustee, or liquidator of all or a substantial part of its assets, or makes a general assignment for the benefit of creditors; or (b) such other Party hereto files, or submits, a petition or answer seeking an arrangement with its creditors under any bankruptcy or insolvency law or proceeding; or (c) any order, judgment or decree is entered against such other Party hereto, without the application, consent or approval of such Party appointing a custodian, receiver, trustee or liquidator or a substantial part of its assets or approving a petition seeking reorganization of such Party and such order, judgment, or decree shall continue unstayed and in effect for any period of sixty (60) days; or (d) such other Party hereto fails to remove an involuntary petition in bankruptcy filed against it within forty-five (45) days of the filing thereof; or (e) any order for relief is entered against such other Party hereto under the Bankruptcy Code (subsections (a)-(e), each, an “Insolvency Event”) or (f) such other Party is in material breach of this Agreement and has not cured such breach within sixty (60) days after receiving written notice from the non-breaching Party specifying such breach. Any such termination shall not affect the rights and obligations of the other Party hereto that is not subject to such Insolvency Event or that is the non-breaching Party, as the case may be.

14.2        Effects of Termination. Termination or expiration of this Agreement for any reason shall (a) be without prejudice to any rights that shall have accrued to the benefit of each Party prior to the effective date of such termination or expiration, including without limitation rights to be paid any amounts owed to such Party hereunder as of such date, and (b) those rights, obligations and duties which are expressly stated as surviving the termination or expiration of this Agreement, and Sections 11.1, 12, 13, 14, 15 through 24, 27 and 28 and any definitions necessary to interpret the foregoing, shall remain in effect following termination or expiration of this Agreement. Upon any termination event that is not an Insolvency Event, or expiration of this Agreement, CPI shall fulfill all outstanding Purchase Orders submitted by Neos to CPI for the most recent binding commitment prior to the effective date of such termination or expiration, and Neos shall be required to purchase such amounts of Product delivered to Neos hereunder following invoice by CPI in accordance with this Agreement; provided, that CPI may require payment by Neos in advance of shipment. All such amounts delivered to Neos by CPI hereunder shall remain subject to all obligations of the Parties and all rights and remedies available to Neos under this Agreement with respect to such Products (including, without limitation, with respect to Product warranties).

15.          Indemnification.

15.1        Neos hereby indemnifies and holds CPI, its Affiliates and their respective directors, officers, employees, and agents (“CPI Indemnitees”) harmless from and against any and all actions, suits, proceedings, claims, losses, liabilities, damages and expenses (including reasonable legal expenses and attorneys’ fees) (“Losses”) arising out of or resulting from any third party suits, claims, actions, allegations or demands (a “Third Party Claim”) against any CPI Indemnitee to the extent resulting from (a) any breach by Neos of any covenant, agreement, representation or warranty contained herein or in the Quality Agreement, or (b) any negligence or willful misconduct of Neos.

15.2        CPI hereby indemnifies and holds Neos, its Affiliates and their respective directors, officers, employees, and agents (“Neos Indemnitees”) harmless from and against any and all Losses arising out of or resulting from any Third Party Claim against any Neos Indemnitee to the extent resulting from (a) any breach by CPI of any covenant, agreement, representation or warranty contained herein or in the Quality Agreement, or (b) the negligence or willful misconduct of CPI; provided, however, that Neos’s sole remedy for a breach of Section 3.1, above, or any other matter hereunder or under the Quality Agreement related to the Product’s failure to conform to the Specifications shall be as provided in Section 3.5, above.

15.3        Notwithstanding Sections 15.1 and 15.2, above, the indemnification obligations under such Sections shall not apply in each case to the extent any particular Loss is a direct result of (a) the negligence or intentional misconduct of the Party seeking indemnification or of its representatives, or (b) any matter for which the Party seeking indemnification is obligated to provide indemnification under Section 15.1 or 15.2 to the other Party.

15.4        Upon the occurrence of any event giving rise to a right to seek indemnification hereunder, the Party seeking indemnification shall give the indemnifying Party written notice of such Third Party Claim within ten (10) days after it becomes known to such Party; provided, however, that the failure to give such notice timely shall not relieve the indemnifying Party of its obligations to indemnify unless the indemnifying Party demonstrates that the defense of such Third Party Claim is prejudiced by such failure to delivery notice as required hereunder. The indemnifying Party shall, within ten (10) days after receipt of such notice, notify the other Party as to whether or not it intends to take over the defense of such Third Party Claim. If the indemnifying Party fails to notify the other Party within such ten (10) day period, the Party seeking indemnification shall be entitled to take over the defense of the Third Party Claim. Upon proper notification by the indemnifying Party of its intention to defend the Third Party Claim, the indemnifying Party shall engage counsel reasonably satisfactory to the indemnified Party to assume the investigation and defense of the Third Party Claim and shall keep the indemnified Party and its counsel currently informed as to all material aspects of the Third Party Claim and its investigation and defense. The indemnified Party shall have the right to engage counsel of its choice to assist in the investigation and defense of the Third Party Claim, at its sole costs and expenses. If the indemnifying Party elects not to assume the investigation and defense of the Third Party Claim, or fails to make any election within the time period herein provided, then the indemnified Party shall be entitled to engage its own counsel for such investigation and defense, and shall be entitled to the full indemnification therefor at the indemnifying party’s sole cost and expense.

15.5        Notwithstanding the Parties’ respective rights to indemnification under this Section 15, except (a) with respect to each Party’s indemnification obligations under Section 15.1 or Section 15.2, above, with respect to Losses claimed by third parties in Third Party Claims, and (b) as with respect to a breach by a Party of Section 11.1 or Section 12, above, and (c) as with respect to a breach by Neos of Section 9.1 or Section 11.2 above, no Party, nor any of its Affiliates or their respective Third Parties shall have any liability to the other Party for any special, indirect or consequential damages, including, but not limited to, the loss of opportunity, use, revenue or profit, in connection with or arising out of this Agreement, even if such damages were foreseeable.

16.          Notices. Any and all notices, elections, demands, requests and responses thereto permitted or required to be given under this Agreement shall be in writing, signed by or on behalf of the Party giving the same, and shall be deemed to have been properly given and shall be effective upon being personally delivered or delivered by nationally recognized courier such as Federal Express which maintains a record of receipt and delivery, or three (3) days after being deposited in the United States mail, postage prepaid, registered or certified with return receipt requested, to the other Party at the address of such Party set forth below or at such other address within the continental United States as such Party may designate by notice specifically designated as a notice of change of address and given in accordance herewith; provided, however, that the time period in which a response to any such notice, election, demand or request must be given shall commence on the earlier of the date of actual or deemed receipt thereof; and provided further that no notice of change of address shall be effective until the earlier of the date of actual or deemed receipt thereof. Personal delivery to a Party or to any officer of such Party at said address shall constitute receipt. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt. Any such notice, election, demand, request or response shall be addressed as follows:

If to Neos, to:	Neos Therapeutics, Inc.
2940 N. Hwy. 360, Suite 100
Grand Prairie, Texas 75050
Attn: Richard Eisenstadt, CFO

If to CPI, to:	Coating Place, Inc.
PO Box 930310
Verona, WI 53593

Tim A. Breunig, President and CEO

17.          Relationship between the Parties. The Parties acknowledge that they shall be, and at all times remain, independent contractors. The Parties and their agents, consultants and employees shall under no circumstances be deemed agents, partners, representatives or employees of each other for any purpose whatsoever, and the Parties shall have no authority to enter into any contracts or commitments in the name or on behalf of each other or to bind the other in any way. No Party is or shall be deemed to be a franchisee of the other Party, and each covenants and agrees not to make any representation to any Person, express or implied, to the contrary.

18.          Severability. The Parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other and remaining provisions of this Agreement, and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision or provisions of this Agreement. Notwithstanding the foregoing, if from any circumstances whatsoever fulfillment of any term or provision of this Agreement shall involve transcending the limit of validity of any applicable Law with regard to obligations of like character, then ipso facto the obligation to be fulfilled shall be reduced to the limit of such validity and such obligation shall be fulfilled to the limit of such validity.

19.          Assignment. CPI shall not assign this Agreement or the rights and obligations hereunder without the prior written consent of Neos; provided, however, that CPI shall have the right to assign this Agreement, without Neos’ consent, to (a) an Affiliate, or (b) its third party acquiror or successor in connection with a merger, consolidation, acquisition, sale of all or substantially all of CPI’s assets pertaining to this Agreement, or other change of control event, and provided, further that there is no change in manufacturing site for Product nor disruption in supply of Product. Neos may freely assign this Agreement or the rights and obligations hereunder in connection with the sale, merger or acquisition of (a) of (i) Neos’s Generic Tussionex business, or (b) all or substantially all of the assets of Neos and/or its Affiliates and may not otherwise assign this Agreement or such rights or obligations; provided that (i) Neos is not in material breach of this Agreement at the time of such assignment; and (ii) the assignee is not a Competitor. If this Agreement or the rights and obligations is permissibly assigned by either Party, (a) any such assignee shall assume in writing all of the obligations of the assigning Party under this Agreement and (b) this Agreement will be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of the Parties hereto. Any attempted assignment of the rights or delegation of the obligations under this Agreement in violation of the above restrictions will be null and void.

20.          Waiver. The waiver by a Party of any breach of this Agreement shall not be effective unless in writing, and no such waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

21.          Governing Law. All matters arising out of or relating to this Agreement and the transactions it contemplates shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts-of-laws principles that would require the application of any other law.

22.          Dispute Resolution.

22.1        Disputes. Except as expressly provided otherwise in this Agreement, the Parties shall attempt to resolve all disputes between the Parties arising out of or relating to this Agreement and all related agreements, collectively or separately, amicably through good faith discussions upon the written request of any Party. In the event of a dispute arising out of or relating to this Agreement either Party shall provide written notice of the dispute to the other, in which event the dispute shall be referred to the chief executive officers of each Party, for attempted resolution by good faith negotiations within sixty (60) days after such notice is received. In the event the chief executive officers do not resolve such dispute within the allotted sixty (60) days (the last day of such sixty (60) day period being herein referred to as the “Arbitration Date”), such dispute shall be finally settled by binding arbitration in accordance with the terms of Section 22.2.

22.2        Arbitration. Any arbitration arising or relating to this Agreement shall be conducted in accordance with the Commercial Arbitration Rules (“AAA Rules”) of the American Arbitration Association (“AAA”) then in effect, by one or more commercial arbitrator(s) with substantial experience in resolving complex commercial contract disputes. If the Parties cannot agree upon the number and identity of the arbitrators within fifteen (15) days following the Arbitration Date, then one (1) independent arbitrator shall be appointed by the AAA pursuant to AAA Rules. Such arbitration proceeding shall be conducted in English. Any arbitrator so selected shall have substantial experience in the pharmaceutical industry. The arbitrator(s) shall have the authority to grant specific performance. In any arbitration hereunder, the arbitrator(s) shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. Judgment upon the award so rendered may be entered in a court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, each Party shall have the right to institute an action in a court of proper jurisdiction for preliminary injunctive relief pending a final decision by the arbitrator(s), provided, however, that a permanent injunction and damages shall only be awarded by the arbitrator(s). The Parties consent to exclusive jurisdiction of the State of Delaware for any arbitration conducted hereunder. The Parties agree that this Section 22 has been included to resolve rapidly and inexpensively any controversies, claims or disputes between them with respect to this Agreement, and that this Section 22 shall be grounds for dismissal of any action commenced by any Party in any court with respect to any controversy, claim or dispute arising out of or relating to this Agreement.

22.3        Exclusions. Notwithstanding the foregoing, nothing in this Section 22 shall preclude a Party from seeking and obtaining in a court of competent jurisdiction injunctive or equitable relief to preserve the status quo or prevent immediate harm to the Party. The terms of this Section 22 shall not apply to any disputes relating to a breach of a Party’s confidentiality obligations or any claim relating to the intellectual property rights of a Party, each of which may be brought in a court of competent jurisdiction.

23.          Independent Judgment. The Parties acknowledge that: (a) they have read this Agreement; (b) they understand the terms and conditions of this Agreement; (c) they have had the opportunity to seek legal counsel and advice; (d) they are of equal bargaining power; and (e) they have relied on their own judgment in entering into this Agreement.

24.          Entire Agreement; Amendment. This Agreement, the Forecast, the Purchase Orders issued in connection herewith and consistent herewith, the Quality Agreement, and the Letter Agreement embody the entire agreement of the Parties on the subject matter herein. No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by the Parties hereto. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

25.          Force Majeure. No Party shall be liable for any failure to perform or any delay in performing its obligations hereunder (except with respect to failure to pay undisputed invoices), when such failure or delay is due to Force Majeure and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, “Force Majeure” shall mean acts of God; newly interpreted or issued Laws of any government; war; acts of terrorism; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; failure of public utilities or common carriers; and other similar extraordinary unforeseen events that are beyond the control of the affected Party, but shall not include general market or economic conditions and other ordinary risks of doing business. If, for any of the reasons set forth in this Section 25, any Party shall be unable to perform its obligations hereunder, it shall immediately notify the other Party of such inability and the specific causes thereof and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing during the pendency of such causes, provided that it uses commercially reasonable efforts to overcome such causes and to minimize the duration of such delay. Notwithstanding the foregoing, in the event CPI is unable to perform its obligations for a period of sixty (60) days or more due to a Force Majeure event, Neos shall have the right to terminate this Agreement upon immediate written notice to CPI.

26.          Insurance.

26.1        Product Liability. Each Party shall, throughout the Term, obtain and maintain at its own cost and expense from a qualified insurance company with a Moody’s Rating of B+ or better, standard Product Liability Insurance naming the other party and each of its officers, directors, employees, agents, and shareholders as additional insureds. Such policy shall provide protection against all claims, demands, and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the (a) with respect to Neos, Generic Tussionex (except to the extent cause by Products), and (b) with respect to CPI, the Products, in each of (a) and (b) used in connection therewith or any use thereof. Each such policy shall provide for coverage in the amount of at least five million dollars ($5,000,000) in aggregate and at least one million dollars ($1,000,000) per occurrence.

26.2        Other Insurance. Each Party shall, throughout the Term, obtain and maintain at its own cost and expense from a qualified insurance company sufficient insurance of the following types to insure its obligations under this Agreement, including, but not limited to: (a) worker’s compensation insurance in accordance with the statutory requirements of each state in which services related to the Products or Generic Tussionex, as the case may be, are to be performed; (b) employer’s liability insurance; and (c) comprehensive general liability insurance, including contractual liability. Each such policy shall provide for coverage in the amount of at least one million dollars ($1,000,000) per occurrence in aggregate. Upon written request, a Party shall provide the other Party with an original signed certificate of insurance evidencing all coverage herein required within thirty (30) days after such request. The certificate must provide that thirty (30) days prior written notice of cancellation or material change in insurance coverage will be provided to the other Party hereto.

26.3        Insurance Primary. An insurer who is otherwise obligated to pay a claim of a Party is not relieved of the responsibility with respect to such claim and has no subrogation rights with respect to the claim, in either instance, solely by virtue of the indemnification provisions of Section 15. Upon payment of an indemnity claim, a Party that provides indemnification hereunder is subrogated to the rights of an indemnified Party against any insurer otherwise obligated to pay for such Losses.

27.          Injunctive Relief. The Parties expressly acknowledge and agree that any breach or threatened breach of Section 9.1 or Section 12 may cause immediate and irreparable harm to the other Party which may not be adequately compensated by damages. Each Party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, the harmed Party shall have the right to secure equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

28.          Public Announcements. No Party shall use the other Party’s name, trademark or logo in any press release, publicity, advertising, or other disclosure without such other Party’s prior written consent.

29.          Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable document format (PDF), or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by email transmission in portable document format (PDF), or similar format, shall be deemed to be their original signatures for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, Neos and CPI have each caused this Agreement to be executed by its duly authorized officer as of the date first shown above.

Neos:

NEOS THERAPEUTICS, INC.

By:	/s/ Vipin Garg, PhD
Vipin Garg, PhD
President and Chief Executive Officer

CPI:

COATING PLACE, INC.

By:	/s/ Timothy A. Breunig
Timothy A. Breunig 08-28-14
President and CEO

[Signature page to Supply Agreement]

Schedule A

Defined Terms

“Acceptance Tests” means the specific tests to be used to determine whether Product supplied to Neos conforms to the requirements of Section 3.1 (including, without limitation, the applicable Specifications), which tests are established (and amended from time to time if required) by CPI.

“Affiliate” means with reference to any Person, another Person controlled by, under the control of, or under common control with, such Person. For purposes of this definition, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by written contract or otherwise.

“ANDA Filing” means with respect to Generic Tussionex, the abbreviated new drug application requesting permission to place a drug on the market in accordance with section 505(j) of the FDCA (21 U.S.C. 355(j)) and 21 C.F.R. 314, Part 314 Subpart C, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the applicable drug which are necessary for FDA approval to market the drug in the United States.

“cGMP” or “GMP” means the FDA’s current good manufacturing practices, as specified in Title 21, Code of Federal Regulations, Part 210/211, and applicable FDA guidance documents, as the same shall be amended from time to time.

“CMC Section” means the chemistry, manufacturing and controls section(s) and data in the ANDA Filing.

“Competitor” means: (a) Tris Pharma, Inc. or its successors and Affiliates, or (b) UCB or its successors and Affiliates.

“CPI IP” means the CPI Registered IP and all applicable know-how and trade secrets related to the Products and the CPI Registered IP.

“CPI Registered IP” means the CPI Patents and the CPI Patent Application, collectively.

“CPI Patents” means U.S. Patent Number 8,343,546 and U.S. Patent Number 7,871,645.

“CPI Patent Application” means U.S. Patent Application Number 11/674,940.

“DMF” means, in relation to the Products, the Drug Master File containing all the information on the production and control of the Products as approved by the FDA.

“Drug Resin Complex” means the drug resin complex technologies that result in products with API ionically bound to an ion resin complex that may be coated for sustained release characteristics, which technologies are the subject of the CPI Patents and the CPI Patent Application.

“FDA” means United States Food and Drug Administration, or any successor entity thereto.

“Federal and State Regulatory Authorities” means collectively, the national, federal agencies and ancillary state authorities that regulate the Parties, including, without limitation, the FDA, the U.S. Drug Enforcement Administration (DEA), the Environmental Protection Agency (EPA), the Occupational Safety and Health Administration (OSHA) and the Federal Trade Commission (FTC).

“Laws” means any and all federal, state, and local laws, rules, regulations, orders and requirements applicable to the Parties in performance of this Agreement including without limitation the following: the

Prescription Drug Marketing Act of 1987, the Federal Food, Drug and Cosmetic Act, the Federal or State Regulatory Authorities (as defined below), and all regulations and other guidance or requirements of the FDA or any equivalent agency.

“Manufacturing Site” means Neos’s facilities where Generic Tussionex is manufactured, stored and handled for sale.

“Neos IP” means all applicable know-how and trade secrets related to Generic Tussionex (other than the CPI IP) and the Neos Registered IP.

“Neos Patents” means U.S. Patent Number 8,318,210, U.S. Patent Number 8,313,770, U.S. Patent Number 8,512,759 and U.S. Patent Number 8,470,375.

“Neos Patent Applications” means U.S. Patent Application Number 13/904,739 and U.S. Patent Application Number 14/045,671.

“Neos Registered IP” means the Neos Patents and the Neos Patent Applications, collectively.

“Person” means any individual, arbitrator, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity.

“Territory” means the United States, its territories and possessions.

“Third Party” means Neos or its Affiliates’ (i) attorneys, accountants, auditors, advisors, consultants or contractors, (other than CPI or its Affiliates); and/or (ii) actual or prospective licensees, acquirors, merger candidates, lenders or investors (and their respective affiliates, representatives and financing sources; provided, however, in no event shall the term “Third Party” be any Competitor.

Additional Defined Terms	Section
AAA	22.2
AAA Rules	22.2
Additional Product	4.1
Agreement	Preamble
Annual Additional Product	4.1
Annual Forecast	4.1
Bankruptcy Code	11.3
Cornerstone	Preamble
CPI	Preamble
CPI Exclusivity Commitment	1.2
CPI Indemnitees	15.1
CPI’s RC Confidential Information	9.1
Confidential Information	12.1
Confirmation	4.2
DEA Requirements	10.3.3
Defective Product	3.4.1
Development and Manufacturing Agreement	Recitals
Effective Date	Preamble
Force Majeure	23
Forecast	4.1

Generic Tussionex	Recitals
Initial Testing	3.4.1
Insolvency Event	14.1.1
Losses	15.1
Minimum Annual Purchase Requirement	1.1
Neos	Preamble
Neos Exclusivity Commitment	1.1
Neos Indemnitees	15.2
Party or Parties	Recitals
Prices	5
Prior CDA	12.7
Product or Products	Recitals
Providing Party	11.1
Purchase Agreement	Recitals
Purchase Order	4.2.1
Quality Agreement	3.6
Receiving Party	11.1
Regulatory Consultant	9.1
Representatives	12.3
Specifications	3.1
Supplemental Application	9.3
Supply Failure	8.3
Term	2
Third Party Claim	15.1

Schedule B

Products

Hydrocodone Polistirex Drug Resin Complex

Chlorpheniramine Polistirex Drug Resin Complex

Exhibit 1

Minimum Annual Purchase Requirement

[***]

*                 Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Exhibit 3.1

Specifications

[***]

*                 Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Exhibit 3.6

Quality Agreement

See attached.

EXECUTION VERSION

Confidential

Quality Agreement

Between

COATING PLACE, INC.
a corporation under the laws of Wisconsin
(“CPI”)

-and-

NEOS THERAPEUTICS, LP
a limited partnership existing under the laws of Texas
(“NEOS”)

Specific sites covered by this Agreement:

COATING PLACE, INC.
200 Paoli Street
Verona, WI 53593

NEOS THERAPEUTICS, LP
2940 North Highway 360
Grand Prairie, TX 75050

Effective Date: August 28, 2014

NEOS and CPI will operate compliant cGMP facilities in all material aspects of manufacturing and packaging operations, inclusive of warehousing and distribution activities. NEOS and CPI are referred to herein individually as a “Party” and collectively as the “Parties.”

SECTION 1: BACKGROUND AND AGREEMENT

A Supply Agreement dated as of the date hereof (the “Agreement”) has been executed between CPI and Neos Therapeutics, Inc., an Affiliate of NEOS, for: (1) hydrocodone polistirex drug resin complex and (2) chlorpheniramine polistirex drug resin complex (collectively, “Drug Resin Complex” or “DRC”). The Parties desire to identify the quality standards agreed to by the Parties and to allocate the responsibility for procedures impacting the identity, strength, quality, purity and compliance to the Specifications for the Drug Resin Complex under the Agreement. The Parties agree that this Quality Agreement (this “QAA”) is governed by the Agreement, as the Agreement may be amended or amended and restated, from time to time, in accordance with its terms. Each Party agrees that its activities under this QAA will be conducted in accordance with applicable Laws and such Party’s SOPs.

The Parties acknowledge and agree that certain of CPI’s confidential and proprietary information regarding the manufacture of DRC is contained within the CMC Section of the ANDA Filing (“CPI RC Confidential Information”) to which NEOS shall not have access. The Parties have further agreed, pursuant to Section 9.2 of the Agreement, that CPI will file a DMF for DRC and NEOS will file a Supplemental Application with respect to the ANDA Filing. As required by Section 9.1 of the Agreement, Neos has retained a mutually agreeable Regulatory Consultant to perform certain of the obligations set forth in the Agreement and in this QAA. Any replacement Regulatory Consultant shall execute a confidentially agreement in a form acceptable to CPI.

Without limitation to any provision in the Agreement or in this QAA, until such time as both the DMF and the Supplemental Application are approved by the FDA, as described in the Agreement (together referred to herein as, the “DMF Approval”), (a) only the Regulatory Consultant shall have access to any of CPI’s RC Confidential Information, in whatever form and (b) Neos shall not access, possess, transfer or use any of CPI’s RC Confidential Information at any time, whatsoever.

SECTION 2: RESPONSIBILITIES TABLE

The Parties will be responsible for all the operations that are marked “X” in the columns as appropriate and applicable to, including, but not limited, to the materials, processes, equipment and procedures of their respective facilities. If marked with “(X)”, cooperation and support is required from the designated Party. An “X” marked in both columns indicates a shared responsibility with any differences with respect to quality philosophies being resolved pursuant to Section 22 of the Agreement. “N/A” means the Party has no responsibility for the listed task or operation. The Parties agree that an “RC” marked in the column titled “NEOS” shall be NEOS’s obligation but shall be administered by the Regulatory Consultant. The applicable Sections referenced in the table below shall control over any inconsistency between the designations set forth in the table, below, and such Sections.

Section No.	Subject / Terms	NEOS	CPI
4.1 Quality Management
4.1.1	GMP, Health and Safety Compliance	N/A	X
4.1.2	Audit Rights	RC	(X)
4.1.3	Subcontracting	(X)	X
4.1.4	Self-Inspection	N/A	X
4.2 Regulatory Requirements
4.2.1	Permits	N/A	X
4.2.2	Regulatory Filing / Registration Change Control	RC or X, as applicable	X
4.2.3	Regulatory Compliance	N/A	X
4.2.4	Government Agency Inspections, Communications and Requisitions	N/A	X

Section No.	Subject / Terms	NEOS	CPI
4.3 Material Control in the manufacture of the Drug Resin Complex
4.3.1	Test Methods & Specifications	N/A	X
4.3.2	Material Destruction	N/A	X
4.3.3	Vendor Audit Responsibility	N/A	X
4.3.4	Intentionally Omitted	—	—
4.3.5	Incoming Raw Material Release	N/A	X
4.4 Building, Facilities, Utilities and Equipment
4.4.1	General	N/A	X
4.4.2	Equipment Qualification, Calibration and Preventative Maintenance	N/A	X
4.4.3	Environmental Monitoring Program	N/A	X
4.5 Drug Resin Complex Controls
4.5.1	Master Batch Record	N/A	X
4.5.2	Reprocessing and Rework	(RC)	X
4.5.3	Personnel Training	N/A	X
4.6 Intentionally Omitted
4.6.1	Intentionally Omitted	(X)	X
4.7 Deviations / Investigations
4.7.1	Manufacturing Process and Deviations	RC	X
4.7.2	Laboratory Deviations	RC	X
4.7.3	Notification of Deviations	RC	X
4.8 Release of Drug Resin Complex
4.8.1	Test Methods and Specifications	(X)	X
4.8.2	Batch Release for Shipment	(RC), as applicable	X
4.8.3	Certificate of Analysis and Compliance	N/A	X

Section No.	Subject / Terms	NEOS	CPI
4.9 Drug Resin Complex Validation
4.9.1	Master Validation Plan	N/A	X
4.9.2	Cleaning Validation Program	N/A	X
4.9.3	Performance Qualification and Process Validation Protocols and Reports	N/A	X
4.9.4	Analytical Method Validation Procedure	(X)	X
4.9.5	Qualify (IQ/OQ/PQ) facilities, utilities, and process equipment	N/A	X
4.9.6	Qualify (IQ/OQ/PQ) instrumentation and computer systems	N/A	X
4.9.7	Validation and Performance Qualification	RC	X
4.10 Change Control
4.10.1	Change Control Notification	N/A	X
4.10.2	Change Control for all material or processes that impact the quality or compliance of Drug Resin Complex	(RC, as applicable)	X
4.11 Documentation
4.11.1	Record Retention	N/A	X
4.11.2	Intentionally Omitted	—	—
4.12 Laboratory Controls
4.12.1	Specifications and Test Methods	N/A	X
4.12.2	Out of Specifications (OOS) / Out of Trend (OOT) Notification	N/A	X
4.13 Reserve and Retention Samples
4.13.1	Excipient and Active Ingredient Reference Sample	N/A	X
4.13.2	Drug Resin Complex Retention Sample	N/A	X

Section No.	Subject / Terms	NEOS	CPI
4.14 Stability
4.14.1	Sample Storage	N/A	X
4.14.2	Stability Studies and Protocol	(RC), as applicable	X
4.14.3	Stability Failures	(RC)	X
4.14.4	Continuation of Stability	N/A	X
4.15 Annual Product Review
4.15.1	General	(RC), as applicable	X
4.16 Storage and Distribution
4.16.1	General	N/A	X
4.16.2	Drug Resin Complex Storage and Shipment Changes	(RC)	X
4.16.3	Product Quarantine	X	X
4.17 Drug Resin Complex Complaints
4.17.1	Complaint Investigation	(X)	X

SECTION 3: GENERAL

3.1       The Agreement sets forth the Drug Resin Complex materials that CPI will manufacture for NEOS along with the respective specifications for each material as defined by the current and active version of the ANDA (the “Specifications”). The Specifications may be amended pursuant to the Agreement.

3.2       Any communications about the subject matter of the QAA will be directed, in the first instance, to the person(s) identified in Appendix A.

3.3       Capitalized terms not otherwise defined herein will have the meaning specified in the Agreement.

3.4       Any amendment of this QAA will be made in writing and signed by all Parties, except that the Appendices, attached hereto, may be amended and or amended and restated from time to time by the Parties, by a mutual written agreement, without having to amend this QAA.

3.5       The QAA will start on the Effective Date that is set forth on the cover page of the QAA and will remain valid until expiration or termination of the Agreement.

3.6       If there is any conflict between the terms of the QAA and the Agreement, the Agreement will control.

SECTION 4: DESCRIPTION OF RESPONSIBILITIES

4.1 QUALITY MANAGEMENT

4.1.1    GMP, Health and Safety Compliance

CPI will conduct operations with respect to its manufacturing of DRC in compliance with applicable Laws and cGMP regulations as codified by the FDA.

4.1.2    Audit Rights

To fulfill NEOS’s audit obligations, during the Term, CPI will permit Audits by the Regulatory Consultant, with reasonable prior written notice during normal business hours. Each Party shall bear its own costs and expenses related to such Audit, and Neos shall bear the cost and expenses of the Regulatory Consultant. The Regulatory Consultant shall agree in writing in advance of each Audit to provide CPI with a verbal itemization of its observations at the conclusion of the Audit (i.e., an exit interview), as well as providing a formal written report, subject to modification as provided below (the “Audit Report”), within 45 calendar days of the completion of the Audit. After receipt of the Audit Report, CPI shall have 45 calendar days to provide to the Regulatory Consultant a written response to the Audit, itemized by each observation. The Regulatory Consultant shall prepare a summary report of the Audit Report (the “Executive Summary”). CPI shall have a period of ten (10) business days to review and comment on the Executive Summary for purposes of ensuring accuracy of content and that such Executive Summary does not contain any CPI RC Confidential Information. Once the Executive Summary is finalized and counter signed by CPI, the Regulatory Consultant shall deliver the Executive Summary to NEOS with a copy to CPI.

For purposes of this QAA, an “Audit” shall mean an inspection by the Regulatory Consultant of CPI’s relevant premises, procedures, and documentation that relate directly to the Drug Resin Complex: (1) to ensure compliance with Laws, cGMPs, and the terms and conditions of the Agreement, or (2) “for cause” in the event that Neos determines there is a material quality concern with respect to the DRC, as demonstrated by Neos in writing and agreed to in writing by CPI, which may include, without limitation, FDA Warning Letters or materially adverse quality trends.

4.1.3    Subcontracting

CPI will not subcontract tasks related to the Drug Resin Complex governed by the ANDA to a third party without NEOS’s prior written consent. CPI may subcontract applicable raw material testing to other CPI facilities and to other qualified third party laboratories only if such other CPI facilities and qualified third party laboratories are currently listed in the approved ANDA and listed in Appendix B: Approved Contract Laboratories List.

4.1.4    Self-Inspection

CPI will perform self-inspections of its premises, facilities, and processes used to manufacture, package, test, and store the starting, intermediate, and/or finished Drug Resin Complex in accordance with CPI’s written standard operating procedures (“SOPs”).

4.2 REGULATORY REQUIREMENTS

4.2.1    Permits

During the Term, CPI will use best efforts to obtain and maintain the appropriate manufacturing license(s) to allow for the manufacture of the Drug Resin Complex.

4.2.2    Regulatory Filing / Registration Change Control

Prior to the DMF Approval, the Regulatory Consultant will be entitled to determine whether changes to (or related to) the Drug Resin Complex will impact a regulatory filing and will apply for and receive approval of any required manufacturing amendment, change or addition to the ANDA, subject to any other provisions in the Agreement. NEOS is responsible for all communications with FDA with respect to the ANDA as well as for the approval, maintenance, and updating of the ANDA in a timely manner. As such, only the Regulatory Consultant shall have access to the unredacted ANDA Filing and batch records containing CPI’s RC Confidential Information.

4.2.3    Regulatory Compliance

CPI will ensure that the Drug Resin Complex is manufactured and tested in compliance with current US Federal and statutory requirements relating to GMP (US 21 CFR parts 210 and 211), as applicable, and Laws applicable at the CPI site(s) of manufacture and/or testing.

4.2.4    Government Agency Inspections, Communication and Requisitions

CPI will permit all relevant inspections by regulatory authorities of premises, procedures, and documentation related to the manufacture of the Drug Resin Complex.

CPI will notify NEOS immediately but not more than twenty-four (24) hours of CPI’s receipt of any: (i) notice of inspection from a regulatory authority; or (ii) any regulatory authority request for Drug Resin Complex samples, batch documentation, or other information related to the Drug Resin Complex. CPI shall use reasonable efforts to provide daily updates to NEOS for those items or regulatory authority observations that directly pertain to the Drug Resin Complex.

CPI will notify NEOS immediately but not more than twenty-four (24) hours of CPI’s receipt of any Form 483s, warning letter, or the like from any regulatory agency that relates to the Drug Resin Complex.

The regulatory responses from CPI related to the Drug Resin Complex will be provided only to the Regulatory Consultant for review and comment before submission to the regulatory agency. CPI shall consider in good faith all comments provided by the Regulatory Consultant; provided, however, CPI shall not be obligated to accept or implement any comments or revisions provided by the Regulatory Consultant. CPI reserves the right to respond to the regulatory agency prior to receiving the Regulatory Consultant’s comments if the Regulatory Consultant has not responded within a reasonable amount of time, as determined by CPI. CPI shall provide the Regulatory Consultant with all copies of information provided or received by CPI prior to, in the course of, or as a result of any regulatory agency audit or inspection directly pertaining to the Drug Resin Complex. After receiving such information from CPI, the Regulatory Consultant shall prepare an executive summary report related thereto for review and comment by CPI (the “Executive Inspection Summary”). Once the Executive Inspection Summary is final, as mutually agreed upon by the Regulatory Consultant and CPI in writing, the Regulatory Consultant shall deliver the Executive Inspection Summary to NEOS.

4.3 MATERIAL CONTROL

4.3.1    Test Methods and Specifications

CPI will manufacture and test Drug Resin Complex materials in accordance with the test methods and the Specifications.

4.3.2    Material Destruction

The Parties are required to dispose of any outdated or rejected material in inventory as appropriate. Disposal will be consistent with the nature of the material and sent to a permitted waste disposal facility.

4.3.3    Vendor Audit Responsibility

CPI’s Quality unit will audit and approve all CPI vendors engaged in the manufacturing, packaging and distribution activities to ensure compliance with Section 3.3 of the Agreement and SOPs. CPI’s stipulated vendor(s) will be included on the approved vendor list as outlined in Appendix C, which may be amended from time to time as mutually agreed upon by the Parties.

4.3.4    [Intentionally Omitted.]

4.3.5    In-Coming Material Release

Before its use in the manufacture of Drug Resin Complex, all material(s) will be inspected, tested, and released by CPI pursuant to Specifications and SOPs.

4.4 BUILDING, FACILITIES, UTILITIES, AND EQUIPMENT

4.4.1    General

All buildings and facilities used by CPI in the manufacturing, packaging, testing and storage of any materials and/or Drug Resin Complex will be of suitable size, construction and location to facilitate cleaning, and will be maintained in a good state of repair. Maintenance and cleaning records of CPI will be kept in accordance with CPI’s SOPs and cGMP.

4.4.2    Equipment, Calibration and Preventative Maintenance

All equipment used by CPI in the manufacturing, packaging, testing, and storage of any materials and/or Drug Resin Complex will be suitable for its intended use through a qualification program and appropriately located to allow for cleaning and maintenance. Qualification, calibration and maintenance records of CPI will be kept according to CPI’s SOPs for all such equipment. CPI will calibrate instrumentation and qualify computer systems used by CPI in the manufacture and testing of the Drug Resin Complex in accordance with cGMP and site SOPs.

4.4.3    Environmental Monitoring Program

CPI will perform and maintain an environmental monitoring program. The collected data will be reviewed and interpreted by the responsible person within CPI’s Quality Unit. Any out-of-limit results or adverse trends will be managed appropriately in accordance with CPI’s SOPs and cGMP.

4.5 PRODUCTION CONTROLS

4.5.1    Master Batch Record.

Prior to DMF Approval, CPI will manufacture and bulk package the Drug Resin Complex in accordance with the ANDA and applicable Laws. Following DMF Approval, CPI will manufacture and bulk package the Drug Resin Complex in accordance with the DMF and applicable Laws.

CPI is responsible for preparing the master batch records for manufacture and bulk packaging of the Drug Resin Complex. Prior to DMF Approval, the Regulatory Consultant, is responsible to review and approve the master batch records for the manufacture and bulk packaging of Drug Resin Complex. Following DMF Approval, CPI will follow their approved SOP’s to fully investigate any “for cause” circumstances and provide Neos a written summary of those findings

CPI will not make changes to master batch records except through an established change control system. CPI shall provide Neos with written notification of significant changes made to the Drug Resin Complex batch records that may directly impact Neos’s manufacture of Generic Tussionex.

4.5.2    Reprocessing and Rework

Prior to DMF Approval, CPI will not reprocess or rework the Drug Resin Complex without the prior written consent from the Regulatory Consultant as submitted and approved in the ANDA. There will be no reprocessing and reworking of the Drug Resin Complex unless specifically defined in the DMF application that has been approved by the FDA.

Reprocessing is defined as the introduction of material back into the process and repeating a step or steps not defined in the master batch records, (e.g. redrying, remilling) using the same equipment and techniques of the established manufacturing process.

Rework is defined as the introduction of material to one or more processing steps that are different from the ANDA validated manufacturing process.

4.5.3    Personnel Training

CPI will give appropriate training to its employees. Each person engaged by CPI in the manufacture, packaging, testing, storage, and shipping of the Drug Resin Complex will have documented education, training, and experience necessary, consistent with applicable Laws, including without limitation, current GMP and safety training requirements to perform each such person’s functions as applicable, as reasonable determined by CPI.

4.6 [INTENTIONALLY OMITTED.]

4.6.1    [Intentionally Omitted.]

4.7 DEVIATIONS / INVESTIGATIONS

4.7.1    Manufacturing Process and Deviations

CPI will document, investigate, and resolve any deviation from approved manufacturing instructions or Specifications in accordance with CPI’s SOPs. CPI shall share with the Regulatory Consultant as part of the final batch record review the details of any such deviations that directly relate to Product.

4.7.2    Laboratory Deviations

CPI will document and investigate any deviation from approved laboratory instructions or Specifications in accordance with CPI’s SOPs. CPI shall share with the Regulatory Consultant as part of the final batch record review the details of any such deviations that directly relate to Product.

4.7.3    Investigation of Deviations

CPI will thoroughly investigate any significant deviation that occurs during manufacture, packaging, or testing of the Drug Resin Complex, where the deviation affects the quality, efficacy, safety or availability of the Drug Resin Complex, and the documentation prepared by CPI in connection with such investigation will become part of the executed batch record. CPI shall share with the Regulatory Consultant, as part of the final batch record review the details of any such deviations that directly relate to Product.

4.8 RELEASE OF DRUG RESIN COMPLEX

4.8.1    Test Methods and Specifications

CPI will analyze the Drug Resin Complex in accordance with the validated test methods and the Specifications.

4.8.2    Drug Resin Complex Release for Shipment

Batch review and release for shipment to NEOS will be the responsibility of CPI’s Quality department. Prior to the DMF Approval, CPI shall provide the Regulatory Consultant with copies of all batch records, and the Regulatory Consultant shall thereafter approve such executed batch records and the release of the Drug Resin Complex for shipment in writing promptly delivered to CPI. Following the DMF Approval, CPI shall have no obligation to provide the batch records to the Regulatory Consultant (or, for the avoidance of doubt, NEOS) for review and approval prior to release of the Drug Resin Complex for shipment.

4.8.3    Combined Certificate of Analysis and Certificate of Compliance

For each batch of Drug Resin Complex released for shipment pursuant to Section 4.8.2, above, CPI will deliver to NEOS a combined Certificate of Analysis and Certificate of Compliance including the following statements:

(i)   that the batch was manufactured in compliance with cGMPs and the Specifications;

(ii)   that the batch is compliant with the provisions outlined in the “Note for Guidance on minimizing the risk of transmitting spongiform encephalopathy agents via human and veterinary medicinal products” (EMEA/410/01, Rev.3 or update); and

(iii)  that there is no potential for specific toxic solvents listed in the USP residual solvents Class I, Class II or Class III to be present and the batch, if tested, complies with established USP requirements. If any of the solvents listed in the USP residual solvents Class I, Class II or Class III are used in the manufacture or are generated in the manufacturing process, solvents of concern will be indicated.

4.9 VALIDATION

4.9.1    Master Validation Plan

CPI will establish an applicable master validation plan and maintain a validation program for the Drug Resin Complex.

4.9.2    Cleaning Validation Program

CPI will maintain an appropriate cleaning validation program.

4.9.3    Performance Qualification and Process Validation Protocols and Reports

CPI shall prepare and approve all performance qualification and process validation protocols and reports for manufacturing, packaging, and analytical testing operations. Prior to DMF Approval, such documentation shall be made available to the Regulatory Consultant for review and comment.

4.9.4    Analytical Method and Procedure Validation

CPI will ensure that its analytical methods and manufacturing procedures are validated. The Parties also agree to transfer certain validated methods, as needed.

4.9.5    Installation, Operational, and Performance Qualifications — Facilities, Utilities, and Process  Equipment

CPI will qualify its facilities, utilities, and process equipment used in the manufacture of Drug Resin Complex.

4.9.6    Installation, Operational, and Performance Qualifications — Instrumentation and Computer Systems

CPI will qualify and calibrate its instrumentation and computer system used in the manufacture of Drug Resin Complex.

4.9.7    Validation and Performance Qualification

CPI will author, review, and approve validation plans, performance qualifications, and process validation protocols and reports for Drug Resin Complex. Prior to DMF Approval, such documentation will be made available to the Regulatory Consultant for review and comment.

4.10 CHANGE CONTROL

4.10.1 Notification

CPI will notify and obtain approval from NEOS, which approval shall not be unreasonably withheld, conditioned or delayed, before implementing any proposed changes to the process, materials, testing, equipment or premises, where the changes directly affect the quality, strength, purity, and/or integrity of the Drug Resin Complex.

4.10.2 Change Control

Prior to the DMF Approval, but, in any event, in accordance with Section 9 of the Agreement, NEOS will be responsible for determining whether or not to initiate registration variation procedures and for maintaining adequate control over the quality commitments of the marketing authorization made to the regulatory authorities by NEOS for the Drug Resin Complex, and in any event, NEOS shall obtain, at its sole cost and expense, all necessary and appropriate regulatory and quality approvals prior to authorizing any change.

4.11 DOCUMENTATION

4.11.1 Record Retention

CPI shall maintain complete and adequate records in connection with the manufacture and supply of Product(s), including, without limitation, Drug Resin Complex records, batch records, evidence on the testing of raw materials and packaging/labeling materials in accordance with SOPs and shall retain and store same in a secure area reasonably protected from fire, other natural hazards, theft or destruction for the longer of: (a) five (5) years; (b) as required under CPI’s record retention policies; or (c) as required by applicable Law, including 21 CFR 211 Subpart J — Records and Reports.

At the end of the above-noted retention period, CPI, will notify NEOS concerning its destruction of the documents.

4.11.2 [Intentionally Omitted.]

4.12 LABORATORY CONTROLS

4.12.1 Specifications and Test Methods

CPI will test and approve starting materials, intermediates, and Drug Resin Complex in accordance with the Specifications, cGMP and the SOPs.

4.12.2 Out of Specifications (OOS) / Out of Trend (OOT)

CPI shall resolve all out-of-Specification (“OOS”) investigations in accordance with the SOPs and Sections 3.4 and 3.5 of the Agreement.

4.13 RESERVE AND RETENTION SAMPLES

4.13.1 Active Ingredient and Raw Material Reserve Sample

CPI will keep a reserve sample of each material received and used to manufacture the Drug Resin Complex. The reserve sample will consist of at least two times the necessary quantity for all analytical tests required to determine whether the materials meet required Specifications or as stated in the applicable Law.

The reserve samples will be stored by CPI under appropriately-controlled conditions in accordance with GMP storage requirements for one year after the expiry date of the batch assigned by the manufacturer, or for three years after distribution of the batch, whichever is the longer.

4.13.2 Drug Resin Complex Reserve Sample

Appropriately identified reserve samples of each Drug Resin Complex batch should be retained for one (1) year after the expiry date of the batch assigned by CPI, or for three (3) years after distribution of the batch, whichever is the longer. For Drug Resin Complex with retest dates, similar reserve samples should be retained for three years after the batch is completely distributed by the manufacturer.

4.14 STABILITY

4.14.1 Sample Storage

CPI will store stability samples as required by applicable Law, including without limitation 21 CFR 211.166 and the Specifications.

4.14.2 Stability Studies and Protocol

CPI will conduct stability studies to support the retest period and/or expiration date listed in CPI’s certificate of analysis and in accordance with the validated stability testing analytical methods in accordance with the approved stability protocol.

CPI will analyze stability samples in a timely manner in accordance with cGMP and SOPs, and, prior to the DMF Approval, shall give the Regulatory Consultant the stability summary report within thirty (30) days of the approved stability testing at each time point.

4.14.3 Stability Failures

CPI will notify NEOS and the Regulatory Consultant within one (1) Business Day of any failure as measured against the Specifications for the Drug Resin Complex supplied to NEOS. NEOS will be responsible for any post market reporting to the ANDA; however, CPI shall work with the Regulatory Consultant in this regard to ensure the proprietary nature of CPI’s RC Confidential Information.

4.14.4 Stability Continuation

If the Agreement is terminated, CPI will continue the stability supporting the acceptability of the Drug Resin Complex until all Generic Tussionex distributed by NEOS has reached the end of its shelf-life.

4.15 ANNUAL PRODUCT REVIEW (APR)

4.15.1 General

CPI will complete an annual product review to be delivered by the dates listed below for each drug resin complex performed in accordance with applicable Law, including without limitation 21CFR 211.180(e).

Item	APR Due Date(s)	Close of CPI Annual Review Period
Chlorpheniramine Polistirex (Drug Resin Complex)	29 June Annually	29 April
Hydrocodone Polistirex (Drug Resin Complex)	29 June Annually	29 April

Prior to the DMF Approval, CPI shall provide the Regulatory Consultant with a copy of the APR by the listed due date for compilation of the annual update to the ANDA.

4.16 STORAGE AND DISTRIBUTION

4.16.1 General

CPI will ship Drug Resin Complex in accordance with the agreed qualified transportation requirements provided by NEOS.

4.16.2 Drug Resin Complex and Product Storage and Shipment Changes

CPI will communicate any proposed changes in storage or shipping to the Regulatory Consultant for review and approval along with the supporting documentation used in the change control process.

4.16.3 Product Quarantine

CPI will have a system in place for assuring that unreleased Drug Resin Complex is not shipped unless authorized by the NEOS quality unit.

4.17 DRUG RESIN COMPLEX COMPLAINTS; PRODUCT RECALLS

4.17.1 Complaint Investigation

CPI will investigate all complaints related to the material and services supplied under the Agreement. NEOS will notify CPI in a timely manner, and arrange for complaint sample(s) to be forwarded to CPI to aid a complete and comprehensive investigation.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

* * *

IN WITNESS WHEREOF, the Parties have caused their duly-authorized officer to execute and deliver this Quality Agreement as of the Effective Date identified on the first page:

COATING PLACE, INC.

By:		Date:
Timothy A. Breunig
President and CEO

NEOS THERAPEUTICS, LP

By:	PharmaFab Texas, LLC, its General Partner

By:		Date:
Vipin Garg, Ph.D.
Manager

SECTION 5: APPENDICES

•                  Appendix A: Quality Contacts

•                  Appendix B: Approved Contract Laboratories List

•                  Appendix C: CPI Approved Supplier List

•                  Appendix D: Revision History

APPENDIX A: CONTACTS

	CPI	NEOS
Responsibility	Quality Assurance
Name	Jason Corrao Director Quality & Formulations Development [***] 608-845-9526 [***] PO Box 930310 200 Paoli Street Verona, WI 53593	TBD QA/QComp Manager [***] [***] 2940 N. Hwy 360 Suite 100 Grand Prairie, TX 75050
Title

Phone
Fax
E-mail
Address

Responsibility	Regulatory Affairs
Name	Timothy A. Breunig President and CEO [***] 608-845-9526 [***] PO Box 930310 200 Paoli Street Verona, WI 53593	Jeff Young Director CMC [***] 972-408-1143 [***] 2940 N Hwy 360 Suite 100 Grand Prairie, TX 75050
Title
Phone
Fax
E-mail
Address
Responsibility	Account Manager
Name	April Corrao Purchasing Agent, Operations [***] 608-845-9526 [***] PO Box 930310 200 Paoli Street Verona, WI 53593	Margaret Cabano VP, Operations [***] 972-408-1143 [***] 2940 N. Hwy 360 Suite 100 Grand Prairie,TX 75050
Title
Phone
Fax
E-mail
Address

COATING PLACE, INC.		NEOS THERAPEUTICS, LP

By: PharmaFab Texas, LLC, its General Partner

By:		By:
	Timothy A. Breunig		Vipin Garg, PhD
	President and CEO		Manager

Date:		Date:

*                 Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

APPENDIX B: CPI APPROVED CONTRACT LABORATORIES LIST

[***]

COATING PLACE, INC.		NEOS THERAPEUTICS, LP

By: PharmaFab Texas, LLC, its General Partner

By:		By:
	Timothy A. Breunig		Vipin Garg, PhD
	President and CEO		Manager

Date:		Date:

*                 Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

APPENDIX C: CPI APPROVED VENDOR LIST

Company	Ingredient
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

COATING PLACE, INC.		NEOS THERAPEUTICS, LP

		By:	PharmaFab Texas, LLC, its General Partner

By:		By:
	Timothy A. Breunig		Vipin Garg, Ph.D.
	President and CEO		Manager

Date:		Date:

*                 Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

APPENDIX D: REVISION HISTORY

Document Part	Version	Reason for Change
Core Part	1.0	New
Appendix A	1.0	New
Appendix B	1.0	New
Appendix C	1.0	New
Appendix D	1.0	New

COATING PLACE, INC.		NEOS THERAPEUTICS, LP

		By:	PharmaFab Texas, LLC, its General Partner

By:		By:
	Timothy A. Breunig		Vipin Garg, Ph.D.
	President and CEO		Manager

Date:		Date:

Exhibit 4.1

Initial Forecast

[***]

*                 Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Exhibit 5

Prices

[***]

*                 Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.